Exhibit 99

August 27, 2009

FOR IMMEDIATE RELEASE
Contact:  Randy J. Wiley, Treasurer
Beacon Federal Bancorp, Inc.
Telephone: (315) 433-0111 Ext. 1550

BEACON FEDERAL BANCORP, INC. ANNOUNCES
QUARTERLY DIVIDEND

EAST SYRACUSE, NEW YORK – August 27, 2009 – Ross J. Prossner, President and Chief Executive Officer of Beacon Federal Bancorp, Inc., traded on the NASDAQ Global Market under the symbol “BFED,” today announced that the Board of Directors of the Company has declared a quarterly cash dividend of $0.05 per share of the Company's common stock.  The dividend reflects an annual cash dividend rate of $0.20 per share.  The dividend will be payable to stockholders of record as of September 14, 2009, and is expected to be paid on September 24, 2009.

"Our investors will continue to see the benefit from our expansion of services we offer to our valued business and individual customers. During this past quarter alone, we officially relocated to our new headquarters and opened our newest full-service branch; expanded branch hours to include Saturdays; launched our new interactive website; and are offering highly competitive home equity rates. It’s a positive time for all of us and we look forward to continuing success through 2009," said Mr. Prossner.

Beacon Federal Bancorp, Inc., through its subsidiary, Beacon Federal, offers banking and related financial services to both individual and commercial customers. The Bank is headquartered in East Syracuse, New York, with six full-service branches in Marcy and Rome, New York, Smartt and Smyrna, Tennessee, Tyler, Texas and Chelmsford, Massachusetts.

Forward-Looking Statement

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.